Exhibit 99.1
Hines REIT changes distribution rate

Hines REIT remains committed to managing our portfolio of high-quality properties with the dual objectives of continuing to provide distributions to shareholders at levels that are supported by our operations while protecting the long-term value of our shareholders' investments.  We are also carefully managing our cash flow in order to maintain appropriate levels of liquidity to meet our operating and capital needs in an environment where access to capital in the credit markets remains severely constrained.

In spite of the challenges presented by the current economy and markets, we are pleased that our portfolio was 94%* leased as of March 31, 2009, compared to our December 31, 2008 leased percentage of 95%*.  Our management closely monitors the portfolio's lease expirations, which range from 6.8% to 7.7% of leasable square feet per year from now through 2011.**  We believe this level of expirations is manageable, and we will remain focused on filling tenant vacancies with the highest-quality tenants in each of the markets in which we operate.

Many property owners, however, including Hines REIT, have been impacted by tenant downsizing, which has combined with other factors in the broader economy and real estate markets to put downward pressure on demand for office space, driving down rental rates and leasing velocity.  As a result of these conditions, as well as our commitment to conservative management of our liquidity position, with the authorization of our Board of Directors, we declared distributions for the month of July 2009 at a per-share amount that is slightly lower than the amount declared for each of the months since May 2008.  Distributions declared for July are at the rate of $0.00165699 per share per day, or a quarterly rate of $0.151 per share. This equates to an annualized rate of 6% on our current per-share offering price of $10.08, and 6.61% on our $9.15 share price for shares purchased through fee-based/advisory accounts.  (Distributions are aggregated and paid on a quarterly basis.)

Hines, the sponsor of Hines REIT, has over 50 years of real estate experience and has weathered challenging economic and market cycles in the past. Our shareholders continue benefiting from the deep experience of this organization as we manage their investments through the current down cycle. As we seek to minimize the impact of declines in the real estate market, we know that the current environment may also provide opportunities to acquire premium buildings in preferred locations with quality tenants at attractive prices that increase the potential for compelling future returns for our investors.

*This rate is based on Hines REIT's effective ownership in each property and is compiled based on leased square feet. **The percentages represent Hines REIT's pro-rata share of lease expirations based on its effective ownership in each of the properties.

This material contains forward-looking statements (such as those concerning investment objectives, strategies, opportunities, economic updates, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including without limitation those in the "Risk Factors" section of the prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2008. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. You are cautioned not to place undue reliance on any forward-looking statements.